EXHIBIT 2.2
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             CERTIFICATE OF DESIGNATION OF PREFERENCES AND RIGHTS OF
                      SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF
                           THE FLAMEMASTER CORPORATION
                              a Nevada corporation

     The undersigned, Joseph Mazin and Joshua M. Mazin, certify that:

     1. They are the duly acting President and Assistant Secretary, respectively, of Flamemaster Corporation, a corporation organized and existing under the Corporation Code of the State of Nevada (the "CORPORATION").

     2. Pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, and pursuant to the laws of the State of Nevada, said Board of Directors, pursuant to a meeting held March 1, 2005, adopted a resolution establishing the rights, preferences, privileges and restrictions of, and the number of shares comprising, the Corporation's Series A Convertible Preferred Stock, which resolution is as follows:

     RESOLVED, that a series of Preferred Stock in the Corporation, having the rights, preferences, privileges and restrictions, and the number of shares constituting such series and the designation of such series, set forth below be, and it hereby is, authorized by the Board of Directors of the Corporation pursuant to authority given by the Corporation's Certificate of Incorporation.

     NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby fixes and determines the Determinations of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, a new series of Preferred Stock as follows:

     CERTAIN DEFINITIONS. As used in this Certificate:

     "EXCHANGE AGREEMENT" shall mean the amended and restated share exchange agreement, dated March 8, 2005, among Newbridge Capital, LLC, Independent Management System, LLC, Summit Trading Limited, Aries Capital Partners, LLC, the Corporation and Joseph Mazin, Altius Investments Corporation and George Vlahos.

     "FULLY-DILUTED CORPORATION COMMON STOCK" means, as at the date of this Certificate, the 21,469,100 shares of Corporation capital stock that would be issued and outstanding on a fully-diluted basis, after giving effect to (a) all issued and outstanding shares of Corporation Common Stock as at the date of this Certificate, (b) the conversion into Corporation Common Stock of any issued and outstanding shares of Series A Preferred Stock, but excluding any issued or outstanding shares of Series B Preferred Stock, (c) all shares of Corporation capital stock issuable upon exercise of any outstanding options, warrants or other rights to purchase Corporation capital stock, and/or (d) all shares of Corporation capital stock issuable upon conversion of any outstanding notes or other securities convertible into or exchangeable for shares of Corporation capital stock; PROVIDED, HOWEVER, the term Fully-Diluted Corporation Common Stock DOES NOT INCLUDE or give effect to dilution resulting from the issuance of

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additional shares of Corporation Common Stock upon conversion of the Corporation
Series B Preferred Stock or exercise of the Corporation Warrants issued to the M.A.G. Group.

     "TRIGGERING EVENT" shall mean, as set forth in the Exchange Agreement, the earliest to occur of any of the following events (provided, in any case, that the FAC Stock Dividend shall have been consummated):

          (i) receipt by the Corporation of NASDAQ Listing Approval of the FAC Stock Dividend and the acquisition of the Aries Equity contemplated by this Agreement;

          (ii) prior to receipt of NASDAQ Listing Approval; PROVIDED, that (A) NASDAQ shall have previously approved in writing such FAC Stock Dividend, (B) the existing board of directors and executive management of the Corporation shall continue as the entire members of the board of directors and executive management of the Corporation until the earlier to occur of NASDAQ Listing Approval or May 31, 2005; and (C) the consummation of such FAC Stock Dividend shall not, by itself, cause the Corporation to be delisted from trading on NASDAQ;

          (iii) receipt of written notice from either any holder of Series A Preferred Stock or Series A Preferred Stock of its or their intention to convert into Corporation Common Stock any of their shares of Series A Preferred Stock or Series A Preferred Stock; or

          (iv) the Corporation's Common Stock being delisted from trading on the Nasdaq Stock Exchange; or

          (v) May 31, 2005, unless such date shall be extended by mutual agreement of the Corporation, the Members and M.A.G. Group Representative.

     Unless otherwise defined in this Certificate, all capitalized terms shall have the same meaning as is defined in the Exchange Agreement.

     (a) Determination. The series of Preferred Stock is hereby designated Series A Convertible Preferred Stock (the "SERIES A PREFERRED STOCK").

     (b) Authorized Shares. The number of authorized shares constituting the Series A Preferred Stock shall be One Hundred Thousand (100,000) shares of such series.

     (c) Dividends. To the extent permitted by applicable law, and subject at all times to the payment in full of all dividends in respect of the Series B Preferred Stock, each share of Series A Preferred Stock shall pay a mandatory monthly dividend (the "DIVIDEND"), at an annual rate equal to the product of multiplying (i) $100.00 per share (the "SERIES A PURCHASE PRICE"), by (ii) the Prime Rate as reported by the Wall Street Journal on the first day of the month plus Five percent (5%). The Dividend shall be payable monthly in arrears on the last day of each month, in cash, and prorated for any partial month periods.

In addition, subject to the prior rights of holders of the Series B Preferred Stock and all other classes of stock at the time outstanding having prior rights as to dividends and to the extent permitted by applicable law, the holders of the Series A Preferred Stock shall be entitled to

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receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

     (d)  Liquidation Preference.

          (i) PREFERENCE UPON LIQUIDATION, DISSOLUTION OR WINDING UP. In the event of any dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of each outstanding share of Series A Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to shareholders, whether such assets are capital, surplus or earnings, an amount equal to $100.00 (the "SERIES A PURCHASE PRICE") per share of Series A Preferred Stock held (as adjusted for any stock splits, stock dividends or recapitalizations of the Series A Preferred Stock) and any declared but unpaid dividends on such share, AFTER payment shall be made to the holders of the Corporation's Series B convertible preferred stock (the "SERIES B PREFERRED STOCK"), and BEFORE payment shall be made to the holders of the Common Stock or any other stock of the Corporation ranking junior to the Series A Preferred Stock with regard to any distribution of assets upon liquidation, dissolution or winding up of the Corporation. In the event of any dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of each outstanding share of Series B Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to shareholders, whether such assets are capital, surplus or earnings, an amount equal to $100.00 (the "SERIES B PURCHASE PRICE") per share of Series B Preferred Stock held (as adjusted for any stock splits, stock dividends or recapitalizations of the Series B Preferred Stock) and any declared but unpaid dividends on such share, BEFORE payment shall be made to the holders of the Corporation's Series A Preferred Stock, and BEFORE payment shall be made to the holders of the Common Stock or any other stock of the Corporation ranking junior to the Series A Preferred Stock with regard to any distribution of assets upon liquidation, dissolution or winding up of the Corporation.

          Subject to the foregoing, the holders of the Series A Preferred Stock shall be entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution which is not sufficient to pay in full the aggregate of the amounts payable thereon. If, upon any liquidation, dissolution or winding up of the Corporation, the assets to be distributed to the holders of the Series A Preferred Stock shall be insufficient to permit payment to such shareholders of the full preferential amounts aforesaid, then all of the assets of the Corporation available for distribution to shareholders shall be distributed to the holders of Series A Preferred Stock. Each holder of the Series A Preferred Stock shall be entitled to receive that portion of the assets available for distribution as the number of outstanding shares of Series A Preferred Stock held by such holder bears to the total number of shares of Series A Preferred Stock. Such payment shall constitute payment in full to the holders of the Series A Preferred Stock upon the liquidation, dissolution or winding up of the Corporation. After such payment shall have been made in full, or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of the holders of Series A Preferred Stock, so as to be available for such payment, such holders of Series A Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Corporation.

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          (ii) CONSOLIDATION, MERGER AND OTHER CORPORATE EVENTS. A consolidation or merger of the Corporation (except into or with a subsidiary corporation) or a sale, lease, mortgage, pledge, exchange, transfer or other disposition of all or substantially all of the assets of the Corporation or any reclassification of the stock of the Corporation (other than a change in par value or from no par to par, or from par to no par or as the result of an event described in subsection
(iv), (v), (vi) or (vii) of paragraph (f)), shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this paragraph (d), provided, however, in the case of a merger, if (a) the Corporation is the surviving entity, (b) the Corporation's shareholders hold a majority of the shares of the surviving entity, and (c) the Corporation's directors hold a majority of the seats on the board of directors of the surviving entity, then such merger shall not be regarded as a liquidation, dissolution or winding up within the meaning of this paragraph (d). In no event shall the issuance of new classes of stock, whether senior, junior or on a parity with the Series A Preferred Stock, or any stock splits, be deemed a "reclassification" under or otherwise limited by the terms hereof.

          (iii) DISTRIBUTION OF CASH AND OTHER ASSETS. In the event of a liquidation, dissolution or winding up of the Corporation resulting in the availability of assets other than cash for distribution to the holders of the Series A Preferred Stock, the holders of the Series A Preferred Stock shall be entitled to a distribution of cash and/or assets equal to the value of the liquidation preference stated in subsection (i) of this paragraph (d), which valuation shall be made solely by the Board of Directors, and provided that such Board of Directors was acting in good faith, shall be conclusive.

          (iv) DISTRIBUTION TO JUNIOR SECURITY HOLDERS. After the payment or distribution to the holders of the Series A Preferred Stock of the full preferential amounts aforesaid, the holders of Series A Preferred Stock shall have no further rights in respect at such Series A Preferred Stock which shall become null and void, and the holders first of the Series A Preferred Stock and next of the Common Stock then outstanding, or any other stock of the Corporation ranking as to assets upon liquidation, dissolution or winding up of the Corporation junior to the Series A Preferred Stock, shall be entitled to receive ratably all of the remaining assets of the Corporation.

          (V) PREFERENCE; PRIORITY. References to a stock that is "SENIOR" to, on a "PARITY" with or "JUNIOR" to other stock as to liquidation shall refer, respectively, to rights of priority of one series or class of stock over another in the distribution of assets on any liquidation, dissolution or winding up of the Corporation. The Series B Preferred Stock shall be senior to the Series A Preferred Stock of the Corporation, the Common Stock of the Corporation and senior to any subsequent series of Preferred Stock issued by the Corporation.

     (e) Voting Rights. Except as otherwise required by law, the holder of shares of Series A Preferred Stock shall not have the right to vote on matters that come before the shareholders.

     (f) Conversion Rights. The holders of Series A Preferred Stock will have the following conversion rights:

          (i) RIGHT TO CONVERT. The shares of Series A Preferred Stock may not be converted into Common Stock of the Corporation until the occurrence of a Triggering Event.
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Upon the occurrence of a Triggering Event, and subject to and in compliance with the provisions of this paragraph (f), any issued and outstanding shares of Series A Preferred Stock may, at the option of the holder, thereafter be converted at any time or from time to time into fully paid and non-assessable shares of Common Stock at the conversion rate in effect at the time of conversion, determined as provided herein.

          (ii) MECHANICS OF CONVERSION. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Common Stock, and shall give written notice to the Corporation at such office that he elects to convert the same and shall state therein the number of shares of Series A Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder of Series A Preferred Stock a certificate or certificates for the number of shares of Common Stock to which he shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

          (iii) CONVERSION RATIO. Each full share of Series A Preferred Stock shall be convertible into 193.221 shares of the Corporation's Common Stock (the "CONVERSION RATIO"); which Conversion Ratio has been determined by dividing (i) ninety (90%) percent of the Fully-Dilution Corporation Common Stock as at the date of this Certificate, by (ii) the number of authorized shares of Series A Preferred Stock. The Conversion Ratio shall be further adjusted upon the occurrence of any event in paragraph (f) (iv)-(vi).

          (iv) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Corporation shall at any time, or from time to time after the date shares of the Series A Preferred Stock are first issued (the "ORIGINAL ISSUE DATE"), effect a subdivision or split of the outstanding Common Stock, the Conversion Ratio in effect immediately prior thereto shall be proportionately increased, and conversely, if the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Ratio then in effect immediately before the combination shall be proportionately decreased. Any adjustment under this paragraph (f)(iv) shall become effective at the close of business on the date the subdivision or combination becomes effective.

          (v) ADJUSTMENT FOR CERTAIN DIVIDENDS AND DISTRIBUTIONS. In the event the Corporation at any time, or from time to time after the Original Issue Date, shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Ratio then in effect shall be increased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Ratio then in effect by a fraction:

               (A) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

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               (B) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Ratio shall be recomputed accordingly as of the close of business on such record date and thereafter, the Conversion Ratio shall be adjusted pursuant to this paragraph (f)(v) as of the time of actual payment of such dividends or distributions.

          (vi) ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of such Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period under this paragraph (f) with respect to the rights of the holders of the Series A Preferred Stock.

          (vii) ADJUSTMENT FOR RECLASSIFICATION EXCHANGE OR SUBSTITUTION. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this paragraph (f)), then and in each such event the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

          (viii) REORGANIZATION, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this paragraph (f)) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of such Series A Preferred Stock, the number of shares of stock or other securities or property of the Corporation or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation or
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sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this paragraph (f) with respect to the rights of the holders of the Series A Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this paragraph (f) (including adjustment of the Ceiling Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

          (ix) CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Ceiling Price or the securities issuable upon conversion of the Series A Preferred Stock, the Corporation shall compute such adjustment or readjustment in accordance herewith and the Corporation's Chief Financial Officer shall prepare and sign a certificate showing such adjustment or readjustment, and shall mail such certificate by first class mail, postage prepaid, to each registered holder of the Series A Preferred Stock at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

          (x) NOTICES OF RECORD DATE. In the event of (A) any taking by the Corporation of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (B) any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation or any transfer of all or substantially all of the assets of the Corporation to any other corporation, entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series A Preferred Stock at least 10 days prior to the record date specified therein, a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective and (3) the time, if any is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares, of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

          (xi) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall round down to the nearest whole number.

          (xii) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, Nineteen Million Three Hundred Twenty Two Thousand One Hundred (19,322,100) shares of Common Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

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          (xiii) NOTICES. Any notice required by the provisions of this paragraph (f) to be given to the holders of shares of Series A Preferred Stock shall be deemed given (A) if deposited in the United States mail, postage prepaid, or (B) if given by any other reliable or generally accepted means (including by facsimile or by a nationally recognized overnight courier service), in each case addressed to each holder of record at his address (or facsimile number) appearing on the books of the Corporation.

          (xiv) PAYMENT OF TAXES. The Corporation will pay all transfer taxes and other governmental charges that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock.

          (xv) NO DILUTION OR IMPAIRMENT. The Corporation shall not amend its Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, without the approval of a majority of the then outstanding Series A Preferred Stock.

     (g) No Re-issuance of Preferred Stock. Any shares of Series A Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be canceled, retired and eliminated from the shares of Series A Preferred Stock that the Corporation shall be authorized to issue. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth in the Articles of Incorporation or in any certificate of Determination creating a series of Preferred Stock or any similar stock or as otherwise required by law.

     (h) Severability. If any right, preference or limitation of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule, law or public policy, all other rights, preferences and limitations set forth herein that can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

The number of authorized shares of Preferred Stock of the Corporation is Five Hundred Thousand and the number of shares of Series A Stock, none of which has been issued, is One Hundred Thousand shares.



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     Each of the undersigned declares under penalty of perjury that the matters set out in the foregoing Certificate are true to his own knowledge. Executed at Sun Valley, California, on this 1 day of April 2005.





                                             /s/ Joseph Mazin
                                             -------------------------------
                                             Name:    Joseph Mazin
                                             Title:   President



                                             /s/ Joshua Mazin
                                             -------------------------------
                                             Name:    Joshua Mazin
                                             Title:   Assistant Secretary
























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